UNITED STATES

SECURITIES EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 17, 2016

ARTVENTIVE MEDICAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-144226	26-0148468
State or other jurisdiction of incorporation	Commission File Number	IRS Identification No.

2766 Gateway Rd.

Carlsbad, CA 92009

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (760) 471-7700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 17, 2016, Tom Brauser was appointed as a member of the Board of Directors, effective June 1, 2016.  Following is a brief description of Mr. Brauser’s business experience for the past five years:

Mr. Bauser has over 25 years’ experience in leadership positions for a variety of industries. Since 2014, Mr. Brauser has served as director of special projects for Jones Lang LaSalle.  Currently, he is a part-time consultant on a variety of projects assisting clients solve business problems, coordinate logistics and establish effective communications.  Between 2012 and 2014, Mr. Brauser served as Chief Operating Officer for BuiltSpace Technologies, Inc.  From 2010 to 2011, he served as Vice President of Planning and Financial Control for Intact Financial Corporation (formerly known as AXA Pacific Insurance).  He served as Vice President of Operations (Corporate Finance) for Intrawest ULC from 2007 to 2009, and as its Vice President of Sales and Operations from 2005 through 2007.

There are no family relationships between Mr. Brauser and any member of the Board of Directors or any other officer of the Company.  There have been no transactions since the beginning of the Company’s last fiscal year, or any proposed transaction, in which the Company was or is to be party and in which Mr. Brauser had or will have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ARTVENTIVE MEDICAL GROUP, INC.
/s/ Leon Rukakov
Dated: May _23, 2016	By:	Leon Rudakov
	Its	President